UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2024

COMPUTER PROGRAMS AND SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54 St. Emanuel Street, Mobile, Alabama 36602
(Address of Principal Executive Offices, including Zip Code)

(251) 639-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	CPSI	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01       Entry into a Material Definitive Agreement.

On February 29, 2024, Computer Programs and Systems, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Amended and Restated Credit Agreement, dated as of June 16, 2020 (as amended, the “Credit Agreement”), by and among the Company; certain subsidiaries of the Company, as guarantors (collectively, the “Subsidiary Guarantors”); Regions Bank, as administrative agent and collateral agent (the “Administrative Agent”); and various other lenders. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Fourth Amendment modified the term “Consolidated EBITDA” to provide that the additional following amounts will be added back to Consolidated Net Income: (i) costs and expenses related to the voluntary early retirement program during the fiscal year ending December 31, 2023; and (ii) fees, costs and expenses in categories identified to the Administrative Agent to the extent incurred during the fiscal year ending December 31, 2024, in an aggregate amount not to exceed $7,250,000. Additionally, the modified definition of “Consolidated EBITDA” limits the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (collectively, “Savings”) related to the Viewgol Acquisition that can be added back to Consolidated Net Income to an aggregate amount not to exceed $6,600,000; however, Savings related to the Viewgol Acquisition are not subject to the cap of 15% of Consolidated EBITDA that otherwise applies to Savings related to Permitted Acquisitions, restructurings or cost savings initiatives.

Finally, the Consolidated Fixed Charge Coverage Ratio covenant was decreased from 1.25:1.00 to 1.15:1.00 for each fiscal quarter ending March 31, 2024 through and including December 31, 2024. As of December 31, 2023, the Company was not in compliance with the Consolidated Fixed Charge Coverage Ratio required by the Credit Agreement, and the Fourth Amendment provides for a one-time waiver of this failure as an event of default.

The Company’s obligations under the Credit Agreement continue to be secured pursuant to the Amended and Restated Pledge and Security Agreement, dated as of June 16, 2020, by and among the parties identified as Obligors therein and Regions Bank, as collateral agent, on a first priority basis by a security interest in substantially all of the tangible and intangible personal assets (subject to certain exceptions) of the Company and the Subsidiary Guarantors, including certain registered intellectual property and the capital stock of certain of the Company’s direct and indirect subsidiaries. The Company’s obligations under the Credit Agreement also continue to be guaranteed by the Subsidiary Guarantors.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference. A copy of the Fourth Amendment has been included as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Fourth Amendment were made only for purposes of such agreement and as of the specific date of such agreement; were made solely for the benefit of the parties to such agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by information in confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to such agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Fourth Amendment, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.02       Results of Operations and Financial Condition.

On February 29, 2024, CPSI issued a press release announcing financial information for its fiscal fourth quarter and full year ended December 31, 2023. The press release is attached as Exhibit 99.1 to this Form 8-K and is furnished to, but not filed with, the Commission.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
10.1
Fourth Amendment, dated as of February 29, 2024, to the Amended and Restated Credit Agreement, dated as of June 16, 2020, by and among Computer Programs and Systems, Inc., certain of its subsidiaries, as guarantors, certain lenders named therein, and Regions Bank, as administrative agent and collateral agent.

99.1	Press Release dated February 29, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: February 29, 2024	By:	/s/ Christopher L. Fowler
Christopher L. Fowler President and Chief Executive Officer

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